Calculation of Filing Fee Tables
S-8
AbbVie Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations	Other			$ 275,000,000.00	0.0001531	$ 42,102.50
2	Other	Deferred Compensation Obligations	Other			$ 75,000,000.00	0.0001531	$ 11,482.50
Total Offering Amounts:						$ 350,000,000.00		$ 53,585.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 53,585.00
Offering Note
[1]	The deferred compensation obligations are unsecured obligations of AbbVie Inc. (the "Registrant") to pay deferred compensation in the future pursuant to the terms of the AbbVie Deferred Compensation Plan (the "DCP"). The maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), based upon an estimate of the amount of compensation participants may defer under the DCP.

[2]	The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future pursuant to the terms of the AbbVie Deferred Compensation Plan Plus (the "DCP Plus"). The maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act, based upon an estimate of the amount of compensation participants may defer under the DCP Plus.